Exhibit 99.3

CONSENT OF J.P. MORGAN SECURITIES INC.

We hereby consent to (i) the use of our opinion letter dated as of March 12, 2006 to the Board of Directors of Capital One Financial Corporation (the “Company”) included in Annex D to Amendment No. 1 to the Joint Proxy Statement/Prospectus relating to the proposed merger of the Company and North Fork Bancorporation, Inc., and (ii) the references to such opinion in such Amendment No. 1 to the Joint Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

J.P. MORGAN SECURITIES INC.

By:	/s/ John R. Chrin
Name: John R. Chrin Title: Managing Director

June 6, 2006

J.P. Morgan Securities Inc.  •  277 Park Avenue, New York, NY 10172